Exhibit 15(a)

Acknowledgment of Ernst & Young LLP, Independent Registered Public Accounting Firm

June 9, 2020

The Board of Directors and Shareholders of KeyCorp

We are aware of the incorporation by reference in the Registration Statement (Form S-3ASR) of KeyCorp for the registration of debt securities, preferred stock, depositary shares, common shares, warrants, purchase contracts and units of our report dated May 1, 2020 relating to the unaudited consolidated interim financial statements of KeyCorp that are included in its Form 10-Q for the quarter ended March 31, 2020.

/s/ Ernst & Young LLP
Cleveland, Ohio